UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 7, 2008

Commission File No. 1-10403

TEPPCO Partners, L.P.	Delaware	76-0291058
(Exact name of Registrant as	(State of Incorporation	(I.R.S. Employer
specified in its charter)	or Organization)	Identification Number)
1100 Louisiana Street, Suite 1600
Houston, Texas 77002
(Address of principal executive offices, including zip code)
(713) 381-3636
(Registrant’s telephone number, including area code)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.
     Unless the context requires otherwise, references to “TEPPCO Partners,” “us,” “we,” “our,” and like terms within the context of this Current Report on Form 8-K refer to TEPPCO Partners, L.P. together with its subsidiaries and unconsolidated joint ventures.
Expansion of Inland Waterway Distribution Network
     On August 7, 2008, we announced the commencement of operations at our new 500,000 barrel Boligee refined products terminal in Greene County, Alabama. Located along the Tennessee Tombigbee waterway, the facility provides gasoline, diesel and ethanol storage capabilities and provides for direct access to most Gulf Coast refining centers through an interconnect with the Colonial pipeline system. Additionally, the intermodal terminal offers truck and marine transportation options and future rail capabilities. We expect that the facility will also serve as an origination point for refined products delivered to our 130,000 barrel terminal in Aberdeen, Mississippi and the three terminals under construction along the Tennessee and Cumberland rivers.
Contemplated Affiliate Transaction
     We are contemplating the possible sale of certain non-core assets to an affiliate under the common control of Dan L. Duncan. The assets currently proposed to be sold in this potential transaction generated approximately $5 million of net income for 2007, which includes non-cash depreciation expense of approximately $2 million. Interest expense and provision for income tax amounts related to these assets were nominal in 2007. If pursued, the transaction would be subject to, among other things, the approval of the board of directors of our general partner and its Audit, Conflicts and Governance Committee; the approval of the purchasing affiliate; negotiation of and agreement on definitive terms and conditions; and regulatory approvals. We may also consider selling these assets to a non-affiliate. As a result, we can give no assurance regarding the consummation of such a possible transaction or, if it is consummated, the timing, terms or results.
TOPS
     On August 18, 2008, we, together with Enterprise Products Partners L.P. and Oiltanking Holding Americas, Inc., announced the formation of a joint venture to design, construct, operate and own a new Texas offshore crude oil port and pipeline system to facilitate delivery of waterborne crude oil to refining centers along the upper Texas Gulf Coast. The Audit, Conflicts and Governance Committee of our general partner reviewed and approved, among other things, the related party aspects of the transaction.
     Our TOPS joint venture is subject to various business, operational and regulatory risks and may not be successful.
     The TOPS joint venture is expected to represent an important component of our upstream segment, requiring an estimated $600 million in capital contributions from us through 2011. We and each of the other joint venture partners will own a one-third interest in TOPS, and a subsidiary of Enterprise Products Partners will act as operator and construction manager for TOPS. Accordingly, we will not have full control over the ongoing operational decisions. If we were unable to make a required capital contribution in TOPS, whether due to our inability to access capital markets or otherwise, our interest could be diluted, and we could suffer other adverse consequences. Further, if we or one of our joint venture partners were unable to make required contributions, the other partners may need to raise and contribute capital above their estimated share in order to complete the project, which capital may not be accessible on economical terms.
     A variety of factors outside our control, such as weather, natural disasters, the fluctuating costs of steel and other raw materials and difficulties or inabilities in obtaining rights-of-way, permits or other regulatory approvals, as well as performance by third-party contractors, may result in increased costs or delays in construction. The offshore terminal will require approval by the U.S. Coast Guard and issuance of a Deepwater Port License, while the onshore pipeline and storage facilities will be subject to review by the U.S. Environmental Protection Agency, Army Corps of Engineers and Department of Transportation. Obtaining such approvals is a time consuming process; for example, we estimate that the Deepwater Port License could take two years to obtain without delays. TOPS is also subject to various hazards inherent in the construction and operation of an offshore crude oil port and pipeline system, including damage to the ports, pipelines and related facilities caused by hurricanes and other inclement weather, inadvertent damage from third parties, leaks, operator error, litigation, environmental pollution and risk related to operating in a marine environment. Cost overruns, construction delays or other hazards inherent in the construction and operation of such a facility, whatever the cause, could have a material adverse effect on the success of the TOPS project or on our business, results of operations, financial condition and prospects.
Hurricane Gustav
     On September 1, 2008, Hurricane Gustav made landfall near Houma, Louisiana, the base for our Marine Services operations. Based on our initial assessment, none of our tow boats or tank barges were lost or sustained physical damage from the storm, and our Gulf Coast port and pipeline facilities also did not sustain physical damage. Our refined products pipeline system, which originates on the Gulf Coast and serves the Midwest and northeastern United States, remained operational through the storm at reduced rates. Service on 14-inch products pipeline and on the Seaway pipeline was temporarily suspended, but both resumed normal operations by the morning of September 2.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEPPCO Partners, L.P. (Registrant)
	By:	Texas Eastern Products Pipeline Company, LLC
General Partner

Date: September 3, 2008	By:	/s/ William G. Manias
William G. Manias
Vice President and Chief Financial Officer